Exhibit 4(a)5

CDC BUSINESS SOLUTIONS INC.

as Purchaser

DB PROFESSIONALS, INC.

as Company

SHANKAR VISWANATHAN

AND

PRABHA ANANTHANARAYANA

as Sellers

ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT

ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT

This ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT dated as of August 30, 2007, is made by and among CDC Business Solutions, Inc., a company organized and existing under the laws of the state of Delaware (the “Purchaser”); DB Professionals, Inc., a company organized and existing under the laws of the state of Oregon (the “Company”); and Mr. Shankar Viswanathan (“Shankar”) having an address of 3725 N.W. Banff Drive, Portland, OR 97229 and Ms. Prabha Ananthanarayana having an address of 3725 N.W. Banff Drive, Portland, OR 97229 (“Prabha” and together with Shankar, collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, the Parties entered into a Stock Purchase Agreement dated June 1, 2006, (the “Agreement”) and Addendum No. 1 to Stock Purchase Agreement dated March 13, 2007, (the “Addendum No. 1”), and the Company entered into an Employment Agreement with Shankar Viswanathan dated June 1, 2006 (the “Employment Agreement”).

WHEREAS, Prabha is currently employed as Chief Financial Officer of the Company.

WHEREAS, except for the Third Cash Installment as defined in the Agreement, the Purchaser has made all the other payments of the Total Consideration (as defined in the Agreement) as required by Section 2.02(b) of the Agreement, and as required by Addendum No. 1.

WHEREAS, the Parties now desire to enter into this Addendum No. 2 to, among other things: (i) replace the Purchaser’s obligation to make the Third Cash Installment as set forth in the Agreement by the obligations of the Purchaser specified herein; (ii) set November 30, 2007, as the date for the termination of Shankar’s employment by the Company under the Employment Agreement; and (iii) otherwise modify the rights and obligations of the Parties under the Agreement, Addendum No. 1, and the Employment Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

1.01 Defined Terms. As used in this Addendum No. 2, and unless the context requires a different meaning, the terms defined in the Agreement described above shall have the meanings defined therein, and the following terms shall have the meanings indicated:

“Addendum No. 1” shall mean the Addendum No. 1 to Stock Purchase Agreement referred to above and the exhibit to such addendum, as the same may be amended, supplemented, or modified from time to time pursuant to Section 8.02 thereof.

“Addendum No. 2” shall mean this Addendum No. 2 to Stock Purchase Agreement referred to above, as the same may be amended, supplemented, or modified from time to time pursuant to Section 6.02 hereof.

1.02 Principles of Construction.

(a) All references in this Addendum No. 2 to sections or exhibits are to sections or exhibits in or to this Addendum No. 2 unless otherwise specified.

(b) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Addendum No. 2 shall refer to this Addendum No. 2 as a whole and not to any particular provisions of this Addendum No. 2.

(c) The singular terms include the plural and the plural terms include the singular.

(d) The headings used in this Addendum No. 2 have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 2. Termination of Sellers’ Employment

2.01 Shankar shall continue to perform all his duties and obligations under the Employment Agreement from the date hereof through November 30, 2007, and Prabha shall continue her employment with the Company in the normal and ordinary course until the date on which her services are no longer required by the Company, as determined by Shankar, or until November 30, 2007, whichever comes first.

2.02 On the date hereof, Shankar shall enter into that certain Employee Severance and Release Agreement in the form attached hereto as Exhibit A which shall be effective as of November 30, 2007, pursuant to which, among other things, Shankar’s employment with the Company shall cease (the “Shankar Severance Agreement”).

2.03 On the date hereof, Prabha shall enter into that certain Employee Severance and Release Agreement in the form attached hereto as Exhibit B which shall be effective as of her final date of employment as determined pursuant to Section 2.01 above, pursuant to which, among other things, Prabha’s employment with the Company shall cease (the “Prabha Severance Agreement” and together with the Shankar Severance Agreement, collectively, the “Severance Agreements”).

Section 3. Payment in Lieu of the Third Installment under the Agreement

3.01 The Purchaser shall make the following four (4) payments to the Sellers in the manner provided in Section 2.02(d) of the Agreement:

(a) Upon the execution hereof by all Parties, the Purchaser shall pay to the Sellers a lump sum payment of $625,000 (the “Initial Payment”);

(b) On or before September 28, 2007, the Purchaser shall pay to the Sellers a lump sum payment of $208,333.33 (the “Second Payment”);

(c) On or before October 31, 2007, the Purchaser shall pay to the Sellers a lump sum payment of $208,333.33 (the “Third Payment”); and

(d) On or before November 30, 2007, the Purchaser shall pay to the Sellers a lump sum payment of $208,333.33 (the “Final Payment”).

3.02 Provided that the Purchaser makes the Initial Payment, the Second Payment, the Third Payment, and the Final Payment to Sellers, substantially as and when above provided, the Purchaser and the Company shall be fully and completely relieved from any and all obligations to make: (i) the Third Cash Installment; and (ii) any other payments to Sellers under the Agreement, Addendum No. 1 and this Addendum No. 2 which have not previously been paid (except as provided in Section 5.04 hereof), and Purchaser and the Company shall be deemed to have paid the entire unpaid balance of the Total Consideration in full.

Section 4. Mutual Release

4.01 Except for the Sellers’ respective obligations set forth herein and in the Severance Agreements, the Purchaser and the Company hereby release, acquit, and forever discharge Sellers, and each of them, of and from any and all actions, causes of action, claims, demands, damages, costs, loss of services, liabilities, obligations, representations, warranties, expenses, and compensation, of any kind or nature whatsoever, whether known or unknown, and whether or not on account of, provided in, or in any way arising out of the Agreement, Addendum No.1, and/or Addendum No. 2, or any of the transactions described therein.

4.02 Except for the Purchaser’s obligations set forth herein and in the Severance Agreements, the Sellers each hereby release, acquit, and forever discharge Purchaser, the Company, and their respective affiliates, subsidiaries, officers, employees, directors, agents and representatives, of and from any and all actions, causes of action, claims, demands, damages, costs, loss of services, liabilities, obligations, representations, warranties, expenses, and compensation, of any kind or nature whatsoever, whether known or unknown, and whether or not on account of, provided in, or in any way arising out of, the Agreement, Addendum No.1, and/or Addendum No. 2 or any of the transactions described therein.

Section 5. Effect of this Addendum No. 2

5.01 This Addendum No. 2 is entered into to supplement, amend, and modify the Agreement, Addendum No. 1, the Employment Agreement and the Transaction Documents. Except as supplemented, amended, and/or modified hereby, and except for the obligations and matters released pursuant to the provisions of Section 4 hereof, the Agreement, Addendum No. 1 and the Employment Agreement remain in full force and effect and shall continue to be effective and enforceable in accordance with their respective terms.

5.02 (a) The Agreement is hereby amended as follows:

(i) The definition of the “Indemnified Period” as set forth in Section 1.01 of the Agreement is hereby amended to hereafter read as follows:

“‘Indemnified Period’ shall mean the period between Closing and November 30, 2007.”

(ii) The last sentence of Section 10.01(a) is amended to hereafter read as follows:

“The amount of the Indemnity provided for by this Section 10.01(a) shall be limited to the amount of the Second Cash Installment plus the total amount of the payments required to be made by Purchaser pursuant to Section 3.01 of Addendum No. 2 to this Agreement.”

(iii) The last sentence of Section 10.01(b) is amended to hereafter read as follows:

“The amount of the Indemnity provided for by this Section 10.01(b) shall be limited to the amount of the Second Cash Installment plus the total amount of the payments required to be made by Purchaser pursuant to Section 3.01 of Addendum No. 2 to this Agreement.”

(iv) The following provision is added hereafter as Section 10.01(e) of the Agreement:

“(e) Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification under the Agreement, Addendum No. 1 or Addendum No. 2 from any other Party after the last day of the Indemnified Period except that Purchaser’s indemnity obligations under Section 3(c) of Addendum No. 1 shall continue after the last day of the Indemnified Period.”

(b) The following provision is hereby added to Addendum No. 1 as Section 8.16 thereof:

“8.16 Termination of Indemnities. Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification under the Agreement, Addendum No. 1 or Addendum No. 2 from any other Party after the last day of the Indemnified Period except that Purchaser’s indemnity obligations under Section 3(c) of this Addendum No. 1 shall continue after the last day of the Indemnified Period.”

5.03 Notwithstanding Section 4.01 hereof, the obligations of Sellers contained in Sections 5.12 and 10 of the Agreement, Section 3(d) and 8.14 of Addendum No. 1, and the Severance Agreements shall survive the execution of this Addendum No. 2 and shall remain in full force and effect, subject to the terms thereof as amended by this Addendum No. 2.

5.04 Notwithstanding Section 4.02 hereof, the obligations of Purchaser contained in Section 10 of the Agreement, Section 3(c) of Addendum No. 1 and the Severance Agreements shall survive the execution of this Addendum No. 2 and shall remain in full force and effect, subject to the terms thereof as amended by this Addendum No. 2. The indemnity obligations of Purchaser under Section 3(c) of Addendum No. 1 are not subject to the limitations of Section 10.02(f) of the Agreement.

5.05 At the time the Agreement, Addendum No. 1, the Employment Agreement and the Transaction Documents were entered into, the name of the Purchaser was erroneously designated as CDC Business Solutions Corporation when the actual name of the Purchaser was CDC Business Solutions, Inc., a Delaware corporation. The Parties agree that for the purposes of the Agreement, Addendum No. 1, the Employment Agreement, the Transaction Documents, and this Addendum No. 2, CDC Business Solutions, Inc. and CDC Business Solutions Corporation shall be deemed to be one and the same corporation and all obligations undertaken and all agreements made in such documents under the name CDC Business Solutions Corporation are equally binding upon CDC Business Solutions, Inc. as though it had also signed such documents undertaking the same obligations and agreements that were undertaken and made therein under the name CDC Business Solutions Corporation and all such obligations and agreements continue as obligations and agreements of CDC Business Solutions, Inc.

5.06 Sellers shall not be liable to Purchaser or the Company for any Loss or liability only to the extent such Loss or liability is covered by insurance carried by or otherwise covering the Purchaser or the Company and then, only to the extent that the Purchaser or the Company has actually received full cash payment for any such claim or claims, Loss or liability from the relevant insurance company.

Section 6. Miscellaneous

6.01 Waiver. Any term or condition of this Addendum No. 2 may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Addendum No. 2, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Addendum No. 2 on any future occasion.

6.02 Amendment. This Addendum No. 2 may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each Party hereto.

6.03 No Third Party Beneficiary. The terms and provisions of this Addendum No. 2 are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

6.04 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Addendum No. 2 nor any right, interest, or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the execution of this Addendum No. 2, the Purchaser may assign any or all of its rights, interests, and obligations hereunder to an affiliate or subsidiary of CDC Corporation, or to any third party in connection with a merger, share purchase, asset purchase or other strategic or corporate transaction undertaken by Purchaser, the Company or any affiliate or subsidiary thereof; provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Addendum No. 2 is binding upon, inures to the benefit of, and is enforceable by the Parties hereto and their respective successors and assigns.

6.05 Invalid Provisions. If any provision of this Addendum No. 2 is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Addendum No. 2 will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Addendum No. 2 will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Addendum No. 2 a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

6.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without giving effect to the conflicts of laws principles thereof.

6.07 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Addendum No. 2 or the transactions contemplated hereby shall be brought against any of the Parties in the courts of the State of Oregon and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

6.08 Counterparts. This Addendum No. 2 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.10 Exercise of Rights. A Party may exercise a right, power, or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power, or remedy by a Party does not prevent a further exercise of that or of any other right, power, or remedy. Failure by a Party to exercise or delay in exercising a right, power, or remedy does not prevent its exercise. The rights, powers, and remedies provided in this Addendum No. 2 are cumulative with and not exclusive of the rights, powers, or remedies provided by law independently of this Addendum No. 2.

6.11 Further Assurances. Each Party agrees on the request of any other Party, to do everything reasonably necessary to give effect to this Addendum No. 2 and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

6.12 Rule of Construction. As each of the Parties has reviewed this Addendum No. 2, has been represented by legal counsel, and has had the opportunity to make revisions hereto, the Parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting Party shall not apply in the interpretation of this Addendum No. 2.

6.13 Entire Agreement. This Addendum No. 2 contains the entire understanding of the Parties relating to the subject matter hereof and supersedes any prior agreements, representations, and warranties, written or oral, with respect to the same subject matter, but does not supersede the Agreement, Addendum No. 1, the Employment Agreement, or the Transaction Documents except as expressly set forth herein.

6.14 Joint and Several Liability. Where in this Agreement, any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

6.15 Costs and Expenses. Each of the Sellers and the Purchaser shall pay for their own respective costs and expenses relating to the negotiation, execution, and closing of this Addendum No. 2 and the Severance Agreements, and the transactions contemplated thereby.

6.16 Sellers’ Representations and Covenants.

(a) Sellers each hereby represent and warrant to Purchaser that to the best of their knowledge, they are not aware: (i) of any claim or claims whether actual, pending, or threatened, by any Party or third party, which could be a reasonable basis for Purchaser to make an indemnity claim against Sellers pursuant to Section 10 of the Agreement; or (ii) of any facts or circumstances from which they should reasonably conclude that any such claim may be made. This representation and warranty is made as a representation and warranty under the Agreement, and Purchaser’s sole and exclusive remedy for any breach of this Section 6.16(a) by Sellers is pursuant to Section 10 of the Agreement as amended by this Addendum No. 2. For the avoidance of doubt, the last day of the Indemnified Period which is hereafter applicable to Section 10 of the Agreement is November 30, 2007.

(b) Sellers each hereby represent, warrant, covenant, and agree that they shall timely and completely pay all tax liabilities which may become due and payable by them as a result of their receipt of the Initial Payment, the Second Payment, the Third Payment, and the Final Payment.

(c) Sellers shall indemnify the Purchaser and shall hold the Purchaser harmless, for, from, and against any and all Loss or liability (including reasonable attorney’s fees) suffered, incurred, or sustained by Purchaser resulting from, arising out of, or associated with any failure on the part of Sellers to pay any taxes which may become due and payable by them as a result of their receipt of the Initial Payment, the Second Payment, the Third Payment, and the Final Payment.

(d) Until November 30, 2007, Sellers each hereby covenant and agree to promptly notify the Company and Purchaser, in writing in the event any Seller hereafter receives any summons, complaint, other court document, written notice, demand letter, or fax of any matter described in Section 6.16(a) hereof.

6.17 Termination of Authority. The authorization provided in Section 5(a) of Addendum No. 1 by Purchaser to Seller is hereby expressly and unconditionally terminated and revoked in all respects.

* * * * * * * * *

IN WITNESS WHEREOF, this Addendum No. 2 has been duly executed and delivered by the duly authorized officer of each Party hereto, and shall be effective as of the date first above written.

CDC BUSINESS SOLUTIONS INC.

By:	/s/ Verone M. Johnson
Name:	Verone M. Johnson
Title:	VP/CFO

DB PROFESSIONALS, INC.

By:	/s/ V. Shankar
Name:	SHANKAR VISWANATHAN
Title:	CEO, DBPI

SHANKAR VISWANATHAN

/s/ V. Shankar

PRABHA ANANTHANARAYANA

/s/ A. Prabha

[SIGNATURE PAGE TO ADDENDUM NO. 2]